                                                                  EXHIBIT 11.1

                        CONSERVER CORPORATION OF AMERICA
               COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK

                                              MARCH 6, 1996                              THREE MONTHS
                                        (DATE OF INCORPORATION)                              ENDED
                                                THROUGH                                NOVEMBER 30, 1996
                                            AUGUST 31, 1996                               (UNAUDITED)
                                        ---------------------------                    -----------------
Founders shares                                                  7,974,917

Shares issued to convertible
  note holders                                                     141,871

Shares issued on assumed conversion
  of convertible notes                                             340,469

Shares eligible for treasury stock
  method(1)                              3,914,030

Less assumed repurchase of shares       (1,087,000)              2,827,030
                                        ----------              ----------              ----------
Shares used for computation                                     11,284,287              11,284,287
                                                                ==========              ==========
Net (loss) as reported                                          (1,387,071)               (476,945)

Adjustments for interest on
  convertible notes                                                 30,000                  71,250
                                                                ----------              ----------
Net (loss) as adjusted                                          (1,357,071)               (405,695)

Net (loss) per share                                                 (0.12)                  (0.04)
                                                                ==========              ==========

Notes and Assumptions:

(1) The company issued common stock for consideration below the initial public offering price of $6.00. Consequently, in accordance with Staff Accounting Bulletin 83 (during the periods covered by statements of operations included in the registration statement) the following methodology was used in determining weighted average shares outstanding:

                Stock issued in a one year period immediately prior to the offering was treated as outstanding for the entire period and repurchase of shares using the treasury stock method at an offering price of $6.00.

(2)     Adjusted to reflect retroactively, a 2.128874 for 1 stock split and a
        1.066194 stock split effected in November 1996 and December 1996, respectively.